UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 7, 2012

Calpian, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-53997	20-8592825
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 North Akard Street, Suite 2850, Dallas, Texas		75201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 758-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Pursuant to a Note Modification Agreement entered into on August 7, 2012 and effective as of July 25, 2012, holders of $3.3 million in aggregate principal amount of the Company's secured subordinated notes agreed with the Company, among other things, to extend the maturity date of such notes to December 31, 2014 (from their original maturity dates ranging from November 2012 to June 2014). In exchange for agreeing to this modification, the Company issued to these holders five-year warrants to acquire a total of up to 252,925 shares of the Company's common stock at an exercise price of $2.00/share. A company whose shareholders include Harold Montgomery, the Company’s Chairman and Chief Executive Officer, and members of his family, holds $150,000 principal amount of these notes.

Item 3.02	Unregistered Sales of Equity Securities

See the discussion under Item 1.01 above regarding the issuance by the Company of Warrants. The Company’s issuance of the Warrants and the Common Stock issuable upon conversion or exercise thereof was exempt from registration under the Securities Act of 1933 pursuant to exemptions from registration provided by Rule 506 of Regulation D and Sections 4(2) of the Securities Act of 1933, insofar as such securities were issued only to “accredited investors” within the meaning of Rule 501 of Regulation D. The recipients of these securities took such securities for investment purposes without a view to distribution. Furthermore, they each had access to information concerning the Company and its business prospects; there was no general solicitation or advertising for the purchase of the securities; and the securities are restricted pursuant to Rule 144.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Form of Warrant Agreement, dated August 7, 2012

4.2	Form of 2012 $3.0 Million Note

10.1	Form of Note Modification Agreement, dated July 25, 2012 and effective August 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CALPIAN, INC.

Date: August 10, 2012	By:	/s/ David N. Pilotte
David N. Pilotte
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
4.1	Form of Warrant Agreement, dated August 7, 2012

4.2	Form of 2012 $3.0 Million Note

10.1	Form of Note Modification Agreement, dated July 25, 2012 and effective August 7, 2012